Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference of our report dated March 31, 2011, relating to the 2010 consolidated financial statements which appears in this Form 10-K, in the following documents: in the registration statement (No. 333-164089) on Form S-1; in the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605, 333-120921 (and amendment 1), 333-125980, 333-132654 and 333-139031) on Form S-3; in the registration statements (Nos. 333-100609 and 333-121864) on Form S-4; and in the registration statements (Nos. 333-30298, 333-114181, 333-124034, 333-132655, 333-132656, 333-146558, and 333-159224) on Form S-8 of PhotoMedex, Inc.

/s/ EisnerAmper LLP
Edison, New Jersey
March 31, 2011

E - 23.1